Exhibit 99.1

BARRY HYTINEN APPOINTED TO ABM’S BOARD OF DIRECTORS

NEW YORK, NY – October 30, 2025 – ABM (NYSE: ABM), a leading provider of facility, engineering, and infrastructure solutions, today announced the appointment of Barry Hytinen to its Board of Directors.

Mr. Hytinen currently serves as Executive Vice President and Chief Financial Officer of Iron Mountain Incorporated (NYSE: IRM), a global leader in information management services. He has more than two decades of experience in corporate finance, strategic transformation, and operational leadership across a range of industries.

“I am honored to join ABM’s Board of Directors,” said Hytinen. “ABM’s scale, purpose, and commitment to innovation are impressive, and I look forward to supporting the company’s continued growth.”

Since joining Iron Mountain in 2020, Mr. Hytinen has played a central role in driving the company’s evolution into a diversified solutions-based business. Under his financial and strategic leadership, Iron Mountain has achieved record performance and expanded into high-growth sectors including data centers, digital services, and asset lifecycle management.

Previously, Mr. Hytinen served as Chief Financial Officer at Hanesbrands, where he advanced global growth initiatives and strengthened the company’s capital structure and operating performance. Earlier in his career, he spent more than a decade at Tempur Sealy International, holding senior roles in finance, strategy, and corporate development, ultimately serving as Executive Vice President and Chief Financial Officer. He began his career with General Electric and has also held leadership roles in technology and software companies.

“Barry brings exceptional financial expertise, operational insight, and a proven track record of driving growth in complex, global organizations,” said Sudhakar Kesavan, Chairman of the Board of Directors of ABM. “His experience leading finance and strategy functions at scale will be invaluable as ABM continues to execute its long-term strategy.”

Mr. Hytinen holds a Bachelor of Science degree in Political Science and Finance from Syracuse University and an MBA from Harvard Business School.

About ABM:

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility, engineering, and infrastructure solutions. Every day, our over 100,000 team members deliver essential services that make spaces cleaner, safer, and efficient, enhancing the overall occupant experience.

ABM serves a wide range of market sectors including commercial real estate, aviation, education, mission critical, and manufacturing and distribution. With over $8 billion in annual revenue and a blue-chip client base, ABM delivers innovative technologies and sustainable solutions that enhance facilities and empower clients to achieve their goals. Committed to creating smarter, more connected spaces, ABM is investing in the future to meet evolving challenges and build a healthier, thriving world. ABM: Driving possibility, together.

For more information, visit www.ABM.com

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Media Contact:

Michael Valentino

media@abm.com